EXHIBIT 10.1

RETIREMENT AND RESTRICTIVE COVENANT AGREEMENT
AND GENERAL RELEASE
This Retirement and Restrictive Covenant Agreement and General Release (“Agreement”) is entered into by and between Newpark Resources, Inc. (“Company”) and Bruce C. Smith (“Participant”) on July 2, 2019 with an effective date of July 15, 2019. All capitalized terms not otherwise defined in this Agreement shall have the meaning ascribed to them in that certain Newpark Resources, Inc. Amended and Restated Retirement Policy, approved and adopted April 6, 2015, amended as of February 19, 2019 (the “Program”).
WHEREAS, Company and Executive are parties to that certain Amended and Restated Employment Agreement dated July 1, 2017, as amended from time to time (the “Employment Agreement”), pursuant to which Participant also agreed to be bound by the terms and conditions of the post-employment restrictions in the Employment Agreement, including among other things, post-employment confidentiality, non-competition, employee non-solicitation and customer non-solicitation obligations (collectively, the “Restrictive Covenants”).
WHEREAS, Company maintains the Program whereby employees who satisfy the criteria for a Qualifying Retirement are eligible to receive certain retirement benefits, subject in all respects to the terms, covenants and conditions of the Program, which include execution of this Agreement and compliance with all terms of this Agreement, including the agreements, covenants, conditions and other terms set forth in Section 3 through Section 6 herein (“Post-Retirement Obligations”); and
WHEREAS, Participant intends to retire from his or her employment with the Company on the Retirement Date (as defined below) and desires to participate in the Program at such time pursuant to its terms and conditions and receive the Retirement Benefits (as defined below) under the Program.
AGREEMENT TERMS
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, the Company and Participant, intending to be legally bound, hereby incorporate the recitals above herein and agree as follows:
1.    Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:
1.1.    “Company Group” shall mean any Person (as defined below) in the group consisting of the Company (including successors and assigns) and the direct and indirect subsidiaries and affiliated Persons of the Company. As used herein, a Person is affiliated with another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
1.2.    “Company Group Business” shall mean (a) any business activity involving or relating to (i) the manufacture and/or sale of drilling fluid systems or related products and services in the energy industry, or (ii) the manufacture, rental, and/or sale of composite mats, or (b) any other business activity in which the Company Group is engaged as of the Retirement Date (as defined below).
1.3.    “Competing Business” shall mean any Person that is engaged in or is planning to become engaged in business activities that are substantially similar and/or functionally equivalent to all or a portion of the Company Group Business; provided, however, that the term Competing Business shall not include

EXHIBIT 10.1

any Person that is exclusively engaged in business activities that compete solely with a portion of the Company Group Business in which Participant was not involved, or about which Participant did not learn Confidential Information, in each case, during Participant’s employment relationship with any member of the Company Group.
1.4.    “Confidential Information” means any materials or information (whether in written, printed, graphic, video, audio, electronically stored, disk or other format) which (a) is not generally known to the public or within the industry; (b) was acquired or learned by Participant as a result of and during Participant’s employment relationship with a member of the Company Group; and (c) relates to the business of the Company Group or its customers, including, by way of example, strategies, methods, books, records, and documents; recipes, technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers and those being solicited to be customers, investors, and business relations (such as contact name, service provided, pricing for that customer, type and amount of product used, credit and financial data, and/or other information relating to the Company Group’s relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; raw materials purchasing or trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Company Group; bids or proposals submitted to any third party; technologies and methods; manufacturing processes and know-how; training methods and training processes; organizational structure; labor or employee relations or agreements; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information. Information need not qualify as a trade secret to be protected as Confidential Information under this Agreement, and the authorized and controlled disclosure of Confidential Information to authorized parties by the Company Group in the pursuit of its business will not cause the information to lose its protected status under this Agreement.
1.5.     “Date of Notice” means the date upon which the Participant provides the Company with proper notice of the Participant’s planned retirement date.
1.6.     “Person” means any individual, partnership, firm, corporation, institution, limited liability company or any other legal entity or other person.
1.7.    “Restricted Area” means any country, state or region, as applicable, of North America, Europe, Latin America, the Middle East, Africa and/or the Asian Pacific, in which any member of the Company Group performed Company Group Business or had active plans to perform Company Group Business, in each case, during Participant’s employment with any member the Company Group; provided that Participant was involved in, learned Confidential Information about or had access to Confidential Information related to, such Company Group Business or active plans to perform Company Group Business in country, state or region, as applicable.
1.8.    “Retirement Date” means July 15, 2019, the last date of Participant’s employment relationship with the Company.
1.9.    Interpretation of “Including/Or/Law.” Unless expressed otherwise in this Agreement, the term “including” means “including without limitation,” the use of the word “or” is not exclusive, and the term “law” includes any (a) law of any jurisdiction (federal, state, local or other jurisdiction), (b) statutory or common law or (c) applicable regulations or other legal obligations.

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2.    Retirement Benefits. As a result of Participant’s Qualifying Retirement, and conditioned upon Participant’s execution and non-revocation of the release of claims outlined in Section 3 of this Agreement, and subject to the terms and conditions of the Program, and Participant’s continued compliance with the Program, the Company shall provide Participant with the consideration described in this Section 2 (collectively, the “Retirement Benefits”). Participant acknowledges and agrees that the Retirement Benefits are good, valuable and sufficient consideration to support the agreements contained herein.
2.1.    Lump Sum Payment. Company shall pay Participant a lump-sum payment of One Hundred Fifty Thousand Dollars ($150,000.00) on the Retirement Date.
2.2.    Annual Cash Incentive Plan. Pursuant to the Program and that certain Newpark Resources, Inc. 2010 Annual Cash Incentive Plan (the “2010 ACIP”), Participant shall remain eligible to receive a prorated portion of the Award Payment (as defined in the 2010 ACIP) for the current Plan Year (as defined in the 2010 ACIP) (the “Prorated Award Payment”), subject in all respects to the terms and conditions of the 2010 ACIP which are incorporated herein by reference. The Prorated Award Payment, if earned, will be paid to Participant at the same time as all other Award Payments are made to other 2010 ACIP participants.
2.3.    Annual Cash Incentive Plan Super-Over Achievement Award Payment. Pursuant to the Program and the 2010 ACIP, Participant shall remain eligible to receive the currently outstanding portion of the super-over achievement award payment from the 2017 plan year (“Super-OA Award Payment”) which equals $31,330, subject in all respects to the terms and conditions of the Program and the 2010 ACIP which are incorporated herein by reference. The Super-OA Award Payment will be paid to Participant at the same time as all other Award Payments are made to other 2010 ACIP participants.
2.4.    Time-Vested Stock Options. Pursuant to the Program and the award agreement issued under that certain Newpark Resources, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Equity Plan”) and that certain Newpark Resources, Inc. Amended and Restated 2015 Employee Equity Incentive Plan (the “2015 Equity Plan” and together with the 2006 Plan, as applicable, the “Equity Plans”), all unvested stock options that have been awarded to Participant prior to the Date of Notice (“Options”), shall continue to become exercisable after the Retirement Date pursuant to the original vesting schedule, subject in all respects to the terms and conditions of any applicable grant agreement and the Equity Plans (except for any continued employment requirement) and, in addition to the otherwise applicable post-termination exercise period, all Options held by Participant on the Retirement Date shall remain exercisable as follows: (a) Options issued prior to April 6, 2015, shall remain exercisable until the earlier of (i) two (2) years from the Retirement Date or (ii) the expiration date designated in the applicable option agreement; and (b) Options issued on or after April 6, 2015, shall remain exercisable until the expiration date designated in the applicable option agreement. For the avoidance of doubt, nothing in this Agreement shall be treated as permitting delivery of any Options to Participant prior to the date such Options would have been delivered pursuant to the terms of the applicable equity grant agreement or the Equity Plans if Participant had remained employed by the Company following the Retirement Date.
2.5.    Performance-Based Cash Awards. Pursuant to the Program and the award agreement issued under the Equity Plans, Participant shall remain eligible to receive a prorated cash payment for any performance-based cash awards awarded to Participant prior to the Date of Notice (the “Prorated CA Payment”) and subject in all respects to the terms and conditions of any equity award agreement and the Equity Plans (except any continued employment requirement). The Prorated CA Payment, if earned, will be paid to Participant at the same time as all other participants in the Equity Plans.
2.6.    Compliance with Post-Retirement Obligations. Strict compliance with and satisfaction of each of the Post-Retirement Obligations is a specific condition to Participant’s receipt of the Retirement

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Benefits provided under this Agreement, with such compliance and satisfaction determined by the Company in its sole discretion. Violating any of the Post-Retirement Obligations at any time shall result in Participant’s (a) forfeiture of the right to receive payment of the Prorated Award Payment, if not yet paid; (b) forfeiture of the right to receive payment of the Super-OA Award Payment, if not yet paid; (c) termination of the extended exercise period for any Options that were vested as of the Retirement Date, which shall remain exercisable for the post-employment termination period provided in the applicable award agreement; (c) forfeiture of all unexercised Options that vested after the Retirement Date, which will become immediately unexercisable; and (d) forfeiture of the right to receive payment of the Prorated CA Payment. Participant understands that the applicable period for these Post-Retirement Obligations for purposes of the Retirement Benefits may exceed the time period attributed to the Restrictive Covenants.
2.7.    This Agreement is being executed pursuant to the Program, and includes and is subject to all provisions of the Program, which are incorporated herein by reference, and is subject to the terms and conditions of the 2010 ACIP and Equity Plans and any applicable award agreements issued thereunder.
3.    Release. Participant’s “Release” includes all of the terms of this Section 3.
3.1.    Participant, on behalf of Participant, Participant’s heirs and assigns, irrevocably and unconditionally releases, waives, and forever discharges each member of the Company Group and each of their respective present and former affiliates, agents, employees, officers, directors, attorneys, stockholders, plan fiduciaries and benefit plans, and any successors and assigns of the foregoing (collectively, the “Releasees”), from any and all claims, demands, actions, causes of action, costs, fees, and all liabilities whatsoever, whether known or unknown, fixed or contingent, which Participant has, had, or may have against Releasees relating to or arising out of Participant’s employment with the Company, or any other matter that arises through the date that this Agreement is signed by Participant (“Released Claims”). Participant understands that one condition of this Agreement is that Participant signs this Agreement on his or her Retirement Date and Participant agrees to do so; however, should Participant continue to work as an employee for any member of the Company Group for any reason after signing this Agreement, Participant agrees to fulfill this obligation and acknowledges that this condition can only be met by signing an additional release of all claims for all matters arising through the final day Participant works for any member of the Company Group without need for additional consideration beyond what this Agreement already provides.
3.2.    Participant understands that the Released Claims include, to the extent permitted by applicable law, claims at law or equity or sounding in contract (express or implied) or tort, claims (including claims for monetary damages) arising under any federal, state, or local laws, of any jurisdiction, that prohibit age, sex, race, national origin, color, disability, religion, veteran or any other form of discrimination, harassment, or retaliation (including the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, or the Rehabilitation Act), under the Family and Medical Leave Act, the Employee Retirement Income Security Act, any other claim under any law related to Participant’s employment with the Company, and any other matter arising between Participant and any member of the Company Group through the date that this Agreement is signed by Participant.
3.3.    The Released Claims also include any claims against any member of the Company Group relating to any alleged entitlement to any form of compensation or benefit, including payment of personal time off, annual or periodic incentives, bonuses, restricted stock awards, restricted stock units, stock options and any other financial recovery against any Releasees. Further, the terms and provisions of this Agreement shall, to the extent permitted by applicable law, extend and apply to all unknown, unsuspected or unanticipated injuries or damages.

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3.4.    Nothing in this Agreement shall be construed as an attempt to waive any right or claim which: is not waivable as a matter of law, involves the Retirement Benefits provided under this Agreement, arises after the date this Agreement is executed by Participant, involves Participant’s legal indemnification rights (if any exist) for acts or omissions covered by such rights, involves unemployment compensation benefits if Participant is otherwise qualified for such benefits under applicable law, or involves any pending workers’ compensation claim (however Participant represents and acknowledges that he or she has no unfiled workers’ compensation claim or unreported injury).
3.5.    Release of Age Discrimination Claims. Participant acknowledges the following:
3.5.1.    This Agreement is written in a manner calculated to be understood by Participant, and Participant in fact understands the terms, conditions and effect of this Agreement.
3.5.2.    This Agreement refers to rights or claims arising under the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act.
3.5.3.    Participant does not waive rights or claims that may arise after the date this Agreement is executed by Participant.
3.5.4.    Participant is waiving rights or claims in exchange for consideration which is in addition to anything of value to which Participant is already entitled.
3.5.5.    Participant is advised to consult with an attorney prior to executing the Agreement.
3.5.6.    Participant has forty-five (45) days in which to consider this Agreement before accepting it, but need not take that long if Participant does not wish to. Participant acknowledges that any decision to sign this Agreement before the forty-five (45) days have expired was done so voluntarily, and not because of any fraud or coercion or improper conduct by the Company Group. However, Participant agrees not to sign this Agreement before his Retirement Date.
3.5.7.    Participant is given a period of seven (7) calendar days following the date Participant signs the Agreement to elect to revoke this Agreement (“Revocation Period”). If revoked, (a) this Agreement will be revoked in full and void ab initio, as if it had never been entered into; (b) Participant will forfeit any right to receive payment of the Prorated Award Payment and Super-OA Award Payment, if not yet paid; (c) the extended exercise period for any Options that were vested as of the Retirement Date will be terminated and any such vested Options shall remain exercisable for the post-employment termination period provided in the applicable award agreement; (d) Participant will forfeit any unexercised Options that vested after the Retirement Date, and such unexercised Options will become immediately unexercisable; and (e) Participant will forfeit the right to receive payment of the Prorated CA Payment.
3.5.8.    Participant fully understands all of the terms of this Agreement and knowingly and voluntarily enters into this Agreement.
3.5.9.    Participant agrees that he has been provided sufficient time to review this Agreement with his legal counsel and any notice of acceptance or revocation should be made by Participant as specified in Section 6.2 (“Notices” Section) below.
3.6.    Protected Agency Disclosures/Participation. Participant understands and agrees that nothing in this Agreement shall be construed to prohibit Participant from making disclosures to, filing a charge or complaint with, or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or any other federal,

EXHIBIT 10.1

state or local governmental agency or commission. This Agreement does not impose any condition precedent (such as prior notice to the Company Group), any penalty, or any other restriction or limitation adversely affecting Participant’s rights regarding any governmental agency disclosure, report, claim or investigation. Further, Participant may disclose his or her wages, hours, or other terms and conditions of employment in the exercise of any rights provided by the National Labor Relations Act. Notwithstanding the foregoing, Participant agrees to waive Participant’s right to recover monetary damages or other personal relief in any charge, complaint, or lawsuit that Participant has filed or might file or which might be filed on Participant’s behalf. The Company and Participant further understand and agree that nothing in this Agreement limits Participant’s right to receive an award for information provided to the SEC or under any of its programs.
3.7.    No Waiver. Participant understands and agrees that this Agreement shall not in any way be construed as an admission by any of the Releasees or by Participant of any unlawful or wrongful acts whatsoever against the other, or any other Person, and Participant specifically disclaims any liability to or wrongful acts against any of the Releasees, or any other Person, including those relating to or involving, directly or indirectly, Participant’s employment by the Company Group.
3.8.    Final Paycheck. Participant acknowledges and agrees that, following the Retirement Date and within the time period required by law, the Company shall pay Participant a final paycheck (“Final Paycheck”), which will include Participant’s regular salary or hourly wages and all overtime or other compensation of any kind owed for all time worked through and including the Retirement Date. Accrued, unused vacation or paid time off will be paid in the Final Paycheck if provided for under the applicable vacation or paid time off policy in place at the time of the Retirement Date. If paid hourly, Participant represents that Participant has reported all hours worked and that Participant has been paid for all hours worked, including all overtime, or any other compensation due and owing to Participant, once this Final Paycheck is paid.
3.9.    Expense Reimbursement. Participant agrees that within ten (10) business days after the Retirement Date, Participant will submit in a form consistent with Company policies Participant’s final documented expense reimbursement statement reflecting all business expenses Participant has incurred as an employee of the Company, but that have not yet been reimbursed, through the Retirement Date, if any. The Company will reimburse Participant for these expenses pursuant to its usual business practices. Participant acknowledges and agrees that if Participant fails to timely submit an expenses reimbursement statement, as outlined in this Section 3.9, Participant forfeits his or her right, if any, to reimbursement for such business expenses.
Participant acknowledges that Participant has read this Section 4 carefully.
4.    Additional Representations and Agreements Regarding Post-Retirement Obligations.
4.1.    Participant agrees that his obligations stated in this Agreement, including each of the Post-Retirement Obligations, are in addition to any obligations under applicable law or any agreement in effect before or after the Retirement Date, including the Restrictive Covenants and any other pre-existing severance, non-compete, non-solicitation, confidentiality or release of liability obligations or agreements for the benefit of any member of the Company Group to which Participant may be a party (collectively, “Other Obligations”), and Participant hereby expressly ratifies such Other Obligations as reasonable, necessary and enforceable and, as a condition to receiving the Retirement Benefits, Participant agrees to continue to comply with and perform such Other Obligations for the applicable duration of each such obligation.
4.2.    Participant acknowledges that money damages would not be sufficient remedy for any breach of this Agreement by Participant, including breach of any of the Post-Retirement Obligations, and the Company Group shall be entitled to enforce such provisions by specific performance and injunctive or other

EXHIBIT 10.1

equitable relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for such breach, but shall be in addition to all remedies available at law or in equity to the Company Group, including the recovery of damages from Participant and Participant’s agents involved in such breach, all remedies related to the Retirement Benefits covered by the “Compliance with Post-Retirement Obligations” Section of this Agreement, and all remedies available to the Company Group pursuant to other agreements with Participant or under any applicable law.
4.3.    It is expressly understood and agreed that the Company Group and Participant consider each of the restrictions and obligations contained or referenced in this Agreement to be reasonable and necessary to protect the business of the Company Group. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.
4.4.    Protected Disclosures. Notwithstanding the obligations stated in this Agreement, neither this Agreement nor any other agreement or policy of the Company Group shall prohibit Participant from making the following protected statements or disclosures: (a) disclosures of trade secrets made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) disclosures of trade secrets made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or per court order, or (c) disclosures of trade secrets by a plaintiff to his or her attorney in a lawsuit for retaliation for reporting a suspected violation of law and use of the trade secret information in the court proceeding, if any document containing the trade secrets is filed under seal and does not disclose the trade secrets, except pursuant to court order, or (d) other actions protected as whistleblower activity under applicable law, or (e) as stated above in Section 3.6 (“Protected Agency Disclosures/ Participation” Section). Participant is not required to notify the Company Group of these allowed reports or disclosures.
Participant acknowledges that Participant has read this Section 5 carefully.
5.    Miscellaneous. This Agreement shall be subject to the following additional terms and conditions:
5.1.    Severability. Should a court declare or determine that any provision of this Agreement is unmodifiable and illegal or invalid, the validity of the remaining parts, terms or provisions of this Agreement will not be affected and any illegal or invalid part, term, or provision, will not be deemed to be a part of this Agreement.
5.2.    Notices. The Company Group and Participant may deliver any notice required by the terms of this Agreement in writing or by electronic means. Any such notice shall be deemed effective upon personal delivery, receipt (including with respect to electronic communications), or upon deposit with the U.S. Postal Service, by registered or certified mail, with postage and fees prepaid. The notice shall be addressed to Vice President of Human Resources, Newpark Resources, Inc., 9320 Lakeside Boulevard, Suite 100, The Woodlands, Texas 77381, Attention: Legal Department, and to Participant at the address that he or she most recently provided to the Company.
5.3.    Entire Agreement. Participant represents and acknowledges that in executing this Agreement, Participant did not rely, and has not relied, on any oral or written representations, agreements, or communications by any of the Releasees, except as expressly contained in this Agreement. This Agreement, the Other Obligations, the Program and any applicable equity award or plan documents constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede all other agreements, representations or understandings (whether oral or written and whether express or implied)

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which relate to the subject matter hereof; provided, however, that this Agreement does not replace or supersede or modify any existing obligation, including any Other Obligation, under applicable law or agreement regarding confidentiality, fiduciary duties, non-competition or non-solicitation. Further, the provisions of the Program and any applicable equity award and/or plan documents shall continue to apply, and further provided that in case of inconsistencies or ambiguities, the provisions of the Program shall prevail over the provisions of this Agreement.
5.4.    Exclusive Dispute Resolution Procedure. In the event either party contends the other has not complied with any provision of this Agreement (except Section 5 of this Agreement, which is specifically excluded from this pre-arbitration dispute resolution procedure), or asserts any claims under ERISA, prior to seeking arbitration as provided for below, the party claiming a violation of this Agreement, shall advise the other party, in writing, of the specifics of the claim, including the specific provision alleged to have been violated, as well as provide the other party with any supporting documentation the party desires to produce at that time. If the Company is disputing amounts that Participant contends are due to him or her, the Company shall provide a complete statement of the amount it is disputing, the reason it is disputing it, and supporting documentation upon request by Participant. The parties will thereafter meet and attempt to resolve their differences in a period not to exceed thirty (30) days, unless the parties agree in writing to mutually extend the time for one additional thirty (30) day period. Following such attempts to resolve any such dispute, either party may require arbitration of the other. In order to do so, the request must be timely made, in writing, and delivered to the other party (Participant or the Vice President of Human Resources) in the manner outlined in Section 6.2 (“Notices” Section) within thirty (30) days following the end of the resolution period (or any valid extension thereof) referenced herein above. The parties hereto agree that any controversy or claim arising out of or relating to this Agreement, or any dispute arising out of the interpretation or application of this Agreement, which the parties hereto are unable to resolve as provided for above, shall be finally resolved and settled exclusively by arbitration in the city where the headquarters for the Company are then located or such other location as the parties may agree, by a single arbitrator in accordance with the substantive laws of the State of Texas to the extent not preempted by ERISA, which shall govern all applicable benefits issues, in keeping with the above required procedure. If the parties cannot agree upon an arbitrator, then each party shall choose its own independent representative, and those independent representatives shall choose the single arbitrator within thirty (30) days of the date of the selection of the first independent representative. The legal expenses of each party shall be borne by him/her/it respectively. However, the cost and expenses of the arbitrator in any such action shall be borne equally by the parties. The arbitrator’s decision, judgment and award shall be final, binding and conclusive upon the parties and may be entered in the highest court, state or federal, having jurisdiction. The arbitrator to which any such dispute shall be submitted in accordance with the provisions of this Section 6.4 shall only have jurisdiction and authority to interpret, apply or determine compliance with the provisions of this Agreement, but shall not have jurisdiction or authority to add to, subtract from, or alter in any way the provisions of this Agreement. Notwithstanding anything to the contrary in this Section 6.4, either party may commence in a court of competent jurisdiction any action to obtain injunctive relief.
5.5.    Governing Law/Venue. This Agreement and the Program shall be governed by, and construed in accordance with, the laws of the State of Texas, United States of America. The venue for any and all disputes arising out of or in connection with this Agreement shall be Harris County, Texas, United States of America, and the courts sitting exclusively in Harris County, Texas, United States of America shall have exclusive jurisdiction to adjudicate such disputes, except as provided in Section 6.4.
5.6.    No Waiver. No failure by either Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed a

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waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.
5.7.    Administration. Any determination by Company and its counsel in connection with any question or issue arising under this Agreement shall be conclusive and binding on Participant and all other persons having an interest hereunder.
5.8.    Alienation of Interest Forbidden. The interest of Participant under this Agreement or the benefits conveyed to Participant herein, may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits to Participant hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of Participant, nor shall they be an asset in bankruptcy or subject to garnishment, attachment or other legal or equitable proceedings.
5.9.    Successors and Assigns. The Company’s obligations under this Agreement shall be binding upon the Company and its successors and assigns. The obligations of Participant under the Release are binding upon Participant, Participant’s executors, administrators, heirs, successors, representatives and assignees. The rights and other obligations of Participant under this Agreement are personal in nature and may not be assigned. The benefits of Participant’s obligations under this Agreement shall inure to the benefit of every member of the Company Group and their respective successors and assigns, and Participant consents to the assignment of this Agreement by the Company, or by any member of the Company Group, as may be applicable.
5.10.    Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the United States Internal Revenue Code and the rules and regulations promulgated thereunder (collectively, “Code Section 409A”), and this Agreement and the Program shall, to the extent practicable, be construed in accordance therewith. To the extent there is any ambiguity in this Agreement as to its compliance with Code Section 409A, this Agreement shall be read to conform with the requirements of Code Section 409A, and the Company may, in its sole discretion, amend or replace this Agreement to cause this Agreement to comply with Code Section 409A. Neither the Company nor Participant shall have the right to accelerate or defer the delivery of any consideration provided under this Agreement except to the extent specifically permitted or required by Code Section 409A. Terms defined in this Agreement and the Program shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to Participant or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section. In the event a payment under this Agreement is made within six (6) months following the date of Participant’s separation from service (within the meaning of Code Section 409A), the following additional payment timing rule shall apply: (i) if Participant is determined by the Company to be a “specified employee” (within the meaning of Code Section 409A, determined using the identification methodology selected by the Company from time to time), and (ii) the Company shall make a good faith determination that an amount payable to Participant hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then nothing in this Agreement shall require the Company to pay or authorize payment of such amount on the otherwise scheduled payment date pursuant to this Agreement but the Company shall instead pay it or authorize payment without interest, on the first business day after such six-month period, or if earlier, upon the Participant’s death.

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5.11.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.
5.12.    Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

[signature page to follow]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the Retirement Date.

NEWPARK RESOURCES, INC.:	PARTICIPANT:

By: /s/ Paul L. Howes	Signature: /s/ Bruce C. Smith
Name: Paul L. Howes	Name: Bruce C. Smith
Title: President and CEO	Date: July 2, 2019
Date: July 2, 2019

NEWPARK RESOURCES, INC., by its signature below, agrees to the provisions relating to Retirement Benefits as set forth in Section 2 of this Agreement, pursuant and subject to all of the terms and conditions of this Agreement.

NEWPARK RESOURCES, INC.

By: /s/ Paul L. Howes
Name: Paul L. Howes
Date: July 2, 2019

[Signature Page to Retirement and Restrictive Covenant Agreement and General Release]